Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-110330, No. 333-110331, No. 333-230502, and No. 333-270237) on Form S-8 of our report dated February 28, 2022, with respect to the consolidated financial statements of PRA Group, Inc. and subsidiaries.

/s/ KPMG LLP
Virginia Beach, Virginia
February 28, 2024